Exhibit 10.15

EXECUTION COPY

CONSULTING AND IP AGREEMENT

This Consulting and IP Agreement (this “Agreement”) is effective as of January 1, 2012, (the “Effective Date”) and is entered into by and between INTERCEPT PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware, with registered office at 18 Desbrosses Street, New York 10013 NY, USA (“INTERCEPT”) on the one hand and ROBERTO PELLICCIARI (“Consultant”), residing at Via U. Rocchi, 60, Perugia, Italy 06123, on the other hand.

RECITALS

WHEREAS, INTERCEPT desires to utilize Consultant to provide scientific guidance, supervision and coordination (the “Services”) of a research program (the “Research Program”);

WHEREAS, Roberto Pellicciari is a part-time Professor at the Dipartimento di Chimica e Tecnologia del Farmaco of the Università di Perugia (the “University”);

WHEREAS, INTERCEPT desires to obtain certain rights to inventions and technologies arising out of or in connection with such Research Program and consulting agreement with Consultant; and

WHEREAS, Consultant is willing to provide the Services and grant to INTERCEPT such rights under terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and INTERCEPT hereby agree as follows:

Article 1: DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Affiliate” means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Consultant, or INTERCEPT; or (2) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Consultant or INTERCEPT; or (3) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (1) or (2).

1.2	“Agreement” means this agreement, including all exhibits attached hereto.

1.3	“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

EXECUTION COPY

1.4	“Compound(s)” means, OCA (INT-747), INT-767 and INT-777 or any conjugated, intermediate or other related form thereof.

1.5	“Control,” “Controls,” or “Controlled by” means, with respect to any item of or right under Patent Rights, Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.6	“Data” means all non-clinical data, research data and manufacturing data (including stability data, chemical data and quality control data) pertaining to any Compound, which are Controlled by either Party at any time during the Term of this Agreement.

1.7	“Effective Date” means the date on which this Agreement is entered into by and between INTERCEPT and Consultant.

1.8	“Euros” means the official currency of the European Union.

1.9	“GLP” or “Good Laboratory Practice” means the framework within which: (i) laboratory studies are planned, performed, monitored, recorded, reported and archived as defined under 21 CFR 58, OECD Principles on Good Laboratory Practice (ENV/MC/Chem (98)17), Directive 2004/10/EC and equivalent regulations as amended from time to time.

1.10	“Improvements” shall mean and include any and all changes, modifications and amendments reduced to practice or otherwise developed by or on behalf of Consultant or INTERCEPT during the course of performance of the Agreement, which (i) improve the efficiency or productivity of the synthetic and production processes for a Compound; or (ii) otherwise positively modify, alter or enhance a Compound.

1.11	“Information” means any and all information and data, including without limitation all Consultant Know-How, all INTERCEPT Know-How, and all other scientific, non clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.12	“Invention(s)” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, that is conceived and reduced to practice by a Party solely or jointly by the Parties or their Affiliates or consultants, in connection with activities performed under this Agreement, including, without limitation, any improvements thereof.

1.13	“Know-How” means all information and materials, including, but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which as of the Effective Date or during the Term: (i) are or become Controlled by a Party or its Affiliates, (ii) are not generally known, and (iii) are necessary or useful to develop, manufacture, market, use or sale the Compound.

EXECUTION COPY

1.14	“Party” means Consultant or INTERCEPT, individually, and “Parties” means Consultant and INTERCEPT, collectively.

1.15	“Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like, of any such patents and patent applications, and foreign equivalents of the foregoing, and any other patents and patent applications claiming priority back to any of the foregoing.

1.16	“Research Program” means the written research plan attached as Exhibit A to this Agreement, setting forth the research activities and services to be conducted by Consultant.

1.17	“Term” means the term of this Agreement as defined in Section 7.1 of this Agreement.

1.18	“Third Party” means an entity other than Consultant, INTERCEPT or its Affiliates.

Article 2: SCOPE AND MANAGEMENT OF THE RESEARCH PROJECT

2.1	Research activities

Conduct and INTERCEPT Payments to Consultant

Consultant shall provide to INTERCEPT scientific guidance, supervision and coordination of research activities, such activities to include but not be limited to process chemistry development and synthesis of Compounds, as requested from time to time by the Company, and further detailed in Exhibit A.

Consultant agrees to make himself available to render the Services as requested by Intercept at such times and locations as may be mutually agreed and to perform such Services in a professional and workmanlike manner. INTERCEPT will pay to Consultant Thirty Thousand euros (€30,000) and Seventy Thousand euros (€70,000) on an annualized basis for consulting services and IP, respectively, during the Term of this Agreement as follows: €25,000 on March 31, 2012; €25,000 on June 30, 2012; €25,000 on September 30, 2012; and €25,000 on December 31, 2012. All such payments shall be made in Euros, the lawful currency of the European Community within ten (10) business days of such payment due date.

2.2	Taxes and Withholding

All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws. If INTERCEPT is so required to deduct or withhold, INTERCEPT will (a) promptly notify the Consultant of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to Consultant an official receipt (or certified copy) or other documentation reasonably acceptable to Consultant evidencing such payment to such authorities.

EXECUTION COPY

Article 3: INTELLECTUAL PROPERTY

3.1	Inventorship, Ownership And Disclosure of Intellectual Property

Inventorship and ownership

Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under the applicable patent law of the country in which the patent issued or the application is pending. All Inventions shall be the sole and exclusive property of INTERCEPT and all original works of authorship that are made by Consultant (solely or jointly with others) within the Services and scope of the Research Project and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). Consultant hereby assigns to INTERCEPT all of its rights, titles and interests in and to all such Inventions and original works of authorship and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and hereby appoints any officer of INTERCEPT as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of INTERCEPT, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to INTERCEPT and to assist INTERCEPT in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention and original works of authorship. Consultant also hereby waives all claims to moral rights in any Inventions.

Disclosure

In the event that during the Term, Consultant develops any Inventions with respect to a Compound, Consultant shall furnish INTERCEPT with timely written notice of such Inventions. As to such Inventions that are Improvements, Consultant shall furnish INTERCEPT with a complete written disclosure of any such Improvements promptly after realization of such Improvements, with the goal of making such disclosure within a twenty (20) day period. When Data have been generated relating to Inventions or Improvements, Consultant shall furnish INTERCEPT with a data package which, in the Consultant’s reasonable opinion, contains all material information, Know-How and other Data available that would be useful to implement such Inventions or Improvements. Should a decision be made to file a patent with respect to an Invention or Improvement, Consultant shall help with the drafting of the patent and shall provide any additional supplemental Data as appropriate after filing of the patent.

EXECUTION COPY

Article 4: CONFIDENTIALITY

4.1	Confidentiality; Exceptions

Except as otherwise provided in this Agreement, Consultant agrees that, during the Term and for five (5) years thereafter, all non-public, proprietary invention disclosures, Know-How, data, and technical, financial, promotional, commercial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by INTERCEPT to Consultant (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose or disclosed to any Third Party other than the purposes expressly permitted by this Agreement, (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Confidential Information to those of its Affiliates’ directors, officers, employees, agents and consultants, contractors that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that its Affiliates’ or sublicensees’ directors, officers, employees, agents, consultants, or contractors to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality and use provisions at least as restrictive as those contained in this Article 4 hereof. Consultant will promptly notify INTERCEPT upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of INTERCEPT.

4.2	Authorized Disclosure

A Receiving Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to or any requirements of any Regulatory Authority for the purposes of this Agreement or, complying with applicable laws or the rules of any relevant stock exchange or securities commission; provided that in the event of any such disclosure of the Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to INTERCEPT of such disclosure requirement (so that the INTERCEPT may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 4) and will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

4.3	Return of Confidential Information

The Receiving Party shall keep Confidential Information belonging to INTERCEPT in appropriately secured locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party or its Affiliates, or its or any of their officers, directors, employees, agents, consultants, or contractors , shall, upon written request, be immediately returned to INTERCEPT (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates, or any of their officers, directors, employees, agents, consultants, or contractors; provided, however, that the Receiving Party may retain one (1) copy of any Confidential Information in an appropriately secured location, in order to demonstrate compliance with the terms of this Agreement or which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Article 4.3.

EXECUTION COPY

4.4	Publications and Announcements

Consultant agrees not to publish any Confidential Information without INTERCEPT’s consent, and agrees not to publish any information related to an Invention not already protected by a Patent Rights without the consent of INTERCEPT.

ARTICLE 5: REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of Intercept Concerning Corporate Authorization

INTERCEPT represents and warrants to Consultant that it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations hereunder.

5.2	Representations, Warranties and Covenants of Consultant

Consultant represents and warrants to INTERCEPT that Consultant is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform his obligations hereunder.

There are not as of the Effective Date, nor have there been over the six (6) month period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Regulatory Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or other third party against Consultant;

Consultant hereby represents and warrants to INTERCEPT that (a) Consultant’s execution of this Agreement (including the performance of the Services under this Agreement) does not and shall not during the Term conflict with any obligations of Consultant to the University, whether under any applicable laws or otherwise, and (b) Consultant is currently under no contractual or other restriction or obligation which is inconsistent with Consultant’s execution of this Agreement (including the performance of the Services or any other obligation hereunder).

5.3	Negative covenants

Consultant covenants that, during the Term, (a) Consultant shall not enter into any agreement, whether written, oral or otherwise, that conflicts with or otherwise restricts or impedes his ability to fully perform the Services or any other obligations of his under this Agreement and (b) Consultant shall not take any action or fail to take any action with respect to any existing agreement (whether written, oral or otherwise) or any agreement (whether written, oral or otherwise) entered into during the Term that would create a conflict or otherwise impede his ability to fully perform the Services or any other obligations of his under this Agreement. Other than this Agreement, Consultant hereby represents that he is not party to any existing written or oral agreement, arrangement, understanding or other relationship pursuant to which he is obligated to render advice and services to a commercial entity in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is a selective or non-selective TGR5 receptor agonist. Consultant hereby agrees and acknowledges that, during the Term of this Agreement (as defined below), he will not enter into any written or oral agreement, arrangement, understanding or other relationship pursuant to which he is obligated to render advice and services in the synthetic, computational and analytical chemistry and screening to discover, identify, optimize and/or develop any chemical entity and/or active ingredient which is selective or non-selective TGR5 agonists.

EXECUTION COPY

ARTICLE 6: INDEMNIFICATION

6.1	Indemnification by Consultant

Consultant hereby agrees to save, defend, and hold INTERCEPT, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any of its Affiliates, employee or consultant or Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of: (a) any material breach by Consultant of any representation, warranty, covenant under this Agreement or (b) the gross negligence or willful misconduct of Consultant, or (c) the unauthorized use by Consultant of INTERCEPT Data and Regulatory Documents.

ARTICLE 7: TERM, TERMINATION, survival

7.1	Term

This Agreement shall commence on the Effective Date and shall expire twelve months from the Effective Date, unless extended by INTERCEPT in its sole discretion by way of an amendment to the Agreement of one additional year (the “Term”).

7.2	Termination

Termination for Breach. If either Consultant, on the one hand, or INTERCEPT, on the other hand, materially breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other party, such other party, at its option, and in addition to any other remedies that may be available to such other party, may terminate this Agreement by sending written notice of termination to the breaching party.

EXECUTION COPY

7.3	Survival

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right or obligation which shall have accrued prior to such termination, relinquishment or expiration, including but not limited to accrued financial rights and obligations. The following Articles of this Agreement shall survive expiration or termination of this Agreement for any reason: 2.2, 3, 4, 5, 7, 8 and 9.

ARTICLE 8: GOVERNING LAW AND DISPUTE RESOLUTION

8.1	Governing law

This Agreement shall be governed by and construed under the laws of New York, NY US without giving effect to the conflict of law principles thereof.

8.2	Dispute resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

The designated executive of INTERCEPT and Consultant shall meet to attempt to resolve such disputes. If such persons cannot resolve such disputes within thirty (30) days after any party requests such a meeting, then any party may make a written demand for formal dispute resolution.

Any dispute, controversy or claim not resolved shall be finally settled by binding arbitration conducted in the English language in New York, New York, USA by one arbitrator under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

Notwithstanding anything contained in this Section 8.2 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

ARTICLE 9: ASSIGNMENT, SUBCONTRATING, NO THIRD PARTY RIGHTS, BINDING AGREEMENT

9.1	Assignment

Consultant may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of INTERCEPT.

EXECUTION COPY

9.2	No Third Party Rights

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and a person who is not a Party to this Agreement may not enforce any of its terms unless otherwise provided.

9.3	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

9.4	Force majeure

Neither Party shall be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by regulatory action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party. The Party claiming force majeure shall as soon as reasonably practicable notify the other Party in writing setting forth the nature of such force majeure event, and shall use reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure event ceases. If any force majeure event continues for more than one hundred eighty (180) days, and such event prevents a Party from performing a material obligation under this Agreement, then the other Party may terminate this Agreement upon written notice to the affected Party.

9.5	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.6	Regulatory Approvals; Compliance with Law

The Parties shall make all filings with Regulatory Authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all applicable laws.

9.7	Public Announcement

Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

EXECUTION COPY

9.8	Notices

All notices required or permitted to be given under this Agreement, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to INTERCEPT, addressed to:

INTERCEPT PHARMACEUTICALS, INC.

18 Desbrosses Street

New York, NY 10013

Attention: Dr. Mark Pruzanski, Chief Executive Officer

If to Consultant addressed to:

Professor Roberto Pellicciari

Via U. Rocchi, 60

Perugia, Italy 06123

The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally or by facsimile transmission receipt verified, (ii) seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) two (2) days after the date sent if sent by express courier service.

9.9	Waiver

No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

9.10	Disclaimer of Agency

The relationship between INTERCEPT and Consultant established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

EXECUTION COPY

9.11	Ambiguities

Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.12	Headings and Article References

The Article headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, except that any conflict between an Article reference number and any textual reference to the Article title noted next to such reference, will resolved in favor of the textual reference.

9.13	Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The rest of this page intentionally left blank]

EXECUTION COPY

In witness whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski

Name: Mark Pruzanski
Title: President and Chief Executive Officer

CONSULTANT

/s/ Roberto Pellicciari

Name: Roberto Pellicciari

EXECUTION COPY

EXHIBIT A

Consulting activities to be performed by the Consultant include but are not limited to the following:

•	Provide expertise in realizing, transferring and patenting improvements to the synthetic routes / process chemistry relating to OCA (INT-747), INT-767 and INT-777, including all conjugated, intermediate and other related forms thereof
•	Manage lab-scale synthesis, and ensure timely delivery, of gram-scale quantities of OCA (INT-747), INT-767 and INT-777, including all conjugated, intermediate and other related forms thereof
•	Help in the selection of, and liaise scientifically with, manufacturing CROs in support of scale-up process chemistry and industrial synthesis
•	Support of, and participation in, the Company's partnering discussions, as needed
•	Support responding to scientific due diligence requests from investors and potential partners
•	Support of Company communication and interaction with regulatory authorities, as needed
•	Participate in regularly scheduled executive team teleconferences and attend Company meetings, as needed
•	Participate in regular meetings with the Company’s Chief Scientific Officer and patent counsel, as needed, to review patentable discoveries and draft patent applications page 13 of 13